UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report - August 26, 2002
(Date of earliest event reported)

QUESTAR PIPELINE COMPANY
(Exact name of registrant as specified in charter)

STATE OF UTAH (State of other jurisdiction of incorporation or organization)	0-14147 (Commission File No.)	87-0307414 (I.R.S. Employer Identification No.)

P.O. Box 45360, 180 East 100 South Street, Salt Lake City, Utah 84145-0360
(Address of principal executive offices)

Registrant's telephone number, including area code (801) 324-2400

                                  Not Applicable
(Former name or former address, if changed since last report)

           Item 5.  Other Events and Regulation FD Disclosure

           On August 26, 2002, the trial court issued an order in KN TransColorado, Inc. v. Questar Corp., No. 00CV129 (Dist. Ct. Colo.). In the order, the judge ruled that Questar TransColorado, Inc. ("QTC"), which is a direct subsidiary of Questar Pipeline Company ("Questar Pipeline") and a third-tier subsidiary of Questar Corporation ("Questar"), had a contractual right to put its 50 percent interest in the TransColorado pipeline project to KN TransColorado, Inc. ("KNTC"). (KNTC, which is an affiliate of Kinder Morgan, Inc. ("Kinder Morgan"), is QTC's partner in the project.) The judge also ruled that QTC gave proper notice to exercise the put and that KNTC breached the underlying contractual documents by failing to honor the put. He also ordered KNTC to pay QTC specified dollar amounts and ordered QTC to convey its interest in the partnership to KNTC. Finally, the judge provided for an offset to compensate KNTC for QTC's failure to provide specified compression facilities for the project. The net effect of the separate provisions outlined in the order is a payment of approximately $110 million from KNTC to QTC.

           KNTC originally filed the lawsuit against QTC, Questar Pipeline, and Questar in June of 2000, alleging that the Questar affiliates breached their fiduciary duties to the partnership and to KNTC by developing a plan to construct and operate a new pipeline that would compete with the TransColorado pipeline project and requesting that the put provisions be declared void and unenforceable and that the partnership be dissolved. The Questar defendants, in turn, filed a counterclaim against KNTC and Kinder Morgan seeking a declaratory judgment that QTC's contractual right to exercise the put is binding and enforceable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QUESTAR PIPELINE COMPANY (Registrant)
August 27, 2002	/s/ D. N. Rose

D. N. Rose President and Chief Executive Officer